Exhibit 23.1









    CONSENT OF INDEPENDENT
    CERTIFIED PUBLIC ACCOUNTANTS


    Board of Directors
    Arlington Hospitality, Inc.:

    We consent to the incorporation by reference in the registration statements on Form S-3 (no. 33-72742 and 33-32333) and on Form S-8 (no. 33-32331) of
    Arlington Hospitality, Inc. of our report dated March 5, 2002 relating to the consolidated balance sheets of Arlington Hospitality, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2001 Annual Report on Form 10-K of Arlington Hospitality, Inc.







         KPMG LLP








    Chicago, Illinois
    March 25, 2002